EXHIBIT H-1

UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35-___________/ File No. 70-9049

_______________________________________

In the Matter of

ENTERGY CORPORATION, ET AL.

_______________________________________:

NOTICE OF POST-EFFECTIVE AMENDMENT TO APPLICATION

CONCERNING USE OF FINANCING PROCEEDS TO INVEST IN EWGs

Entergy Corporation ("Entergy"), a registered holding company, has filed a post-effective amendment to the application-declaration pursuant to Rules 53 and 54 under the Public Utility Holding Company Act of 1935.

Pursuant to the Commission's order in this File, dated June 13, 2000 (HCAR No. 27184), Entergy is authorized, among other things, to use the proceeds of securities issuances to finance the acquisition of "exempt wholesale generators" ("EWGs"), or issue guarantees of the securities of EWGs, from time to time in an aggregate amount up to 100% of Entergy's "consolidated retained earnings" (as defined in Rule 53(a)).

Pursuant to Rule 53(b)(1) under the Act, Entergy may not rely on the safe harbor provisions of Rule 53 in order to issue securities to finance the acquisition of EWGs, or guarantee the securities of EWGs, if a subsidiary of Entergy having assets with a book value in excess of 10% of Entergy's "consolidated retained earnings" (as defined in Rule 53(a)) has filed for bankruptcy. On September 23, 2005, Entergy New Orleans, Inc. ("ENO"), a public utility subsidiary of Entergy, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy petition was precipitated by the devastating impact of Hurricane Katrina, which destroyed substantial portions of ENO's facilities and severely disrupted its electric and gas utility businesses. The book value of ENO's assets at June 30, 2005 exceeded 10% of Entergy's consolidated retained earnings at that date. Consequently, the circumstances described in Rule 53(b)(1) have occurred.

Entergy requests, pursuant to Rule 53(c) under the Act, that the Commission issue a supplemental order continuing Entergy's authorization in this File either to use the proceeds of the issuance of securities to finance the acquisition of EWGs or guarantee the securities of EWGs in an aggregate amount up to 100% of Entergy's "consolidated retained earnings" (as defined in Rule 53), notwithstanding the occurrence of an event described in Rule 53(b)(1).

The application-declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than [___________, 2005], to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the applicants-declarants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be granted and/or permitted to become effective.

For the Commission, by the Office of Public Utility Regulation, pursuant to delegated authority.

[NAME OF SECRETARY]

[Secretary]